Exhibit 10.16

BROOKSTONE PARTNERS IAC, INC.

AMENDED AND RESTATED MANAGEMENT FEE AGREEMENT

This AMENDED AND RESTATED MANAGEMENT FEE AGREEMENT, dated as of March 1, 2020, by and among Totalstone, LLC, a Delaware limited liability company (the “Company”), and Brookstone Partners IAC, Inc., a Delaware corporation (“Advisor”).

WHEREAS, the Company and the Advisor entered into certain Consulting Agreement, dated as of October 30, 2006, by and between Brookstone Partners IAC, Inc. (as assignee of MJT Park Investors, Inc.) and TotalStone, LLC, as amended and in effect on the date hereof (the “Existing Management Agreement”);

WHEREAS, the parties hereto wish to amend the Existing Management Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth the Company and Advisor agree as follows:

Section 1. Retention of Advisor.

The Company hereby retains Advisor, and Advisor accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term.

(a)  This Agreement shall commence on the date hereof and shall terminate on a Change of Control or on the earlier mutual agreement of the parties. “Change of Control” means the transfer in or more transactions by Brookstone Partners Acquisition XIV, LLC (other than to a “Permitted Transferee” as defined in that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended from time to time) of a majority of its equity interests in the Company.

(b)  The provisions of Section 3(c), Section 4(d), the last sentence of Section 4(f), and Sections 5 through 12 shall survive the termination of this Agreement.

Section 3. Management and Financial Consulting Services.

(a)  Advisor shall advise the Company concerning such management matters that relate to financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company and its subsidiaries and affiliates, in each case as the Company shall reasonably and specifically request by way of written notice to Advisor, which notice shall specify the services required of Advisor and shall include all background material necessary for Advisor to complete such services. For the avoidance of doubt, the advice and services that the Company may request, and that Advisor shall provide for the fees provided hereunder, include investment banking and financial advisory services with respect to any sale of the Company or its assets, or the acquisition by the Company of another company or its assets. If requested to provide such services, Advisor shall devote such time to any such written request as Advisor shall deem, in its sole discretion, necessary. Such consulting services, in Advisor’s sole discretion, shall be rendered in person or by telephone or other communication. Advisor shall have no obligation to the Company as to the manner and time of rendering its services hereunder, and the Company shall not have any right to dictate or direct the details of the services rendered hereunder.

(b)  Advisor shall perform all services to be provided hereunder as an independent contractor to the Company and not as an employee, agent or representative of the Company. Advisor shall have no authority to act for or to bind the Company without the prior written consent of the Company.

(c)  This Agreement shall in no way prohibit Advisor or any partners or affiliates of Advisor or any director, officer, partner, agent or employee of Advisor or any partners, shareholders or affiliates from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates.

Section 4. Compensation.

(a)  As consideration for Advisor’s agreement to render the services set forth in Section 3(a) of this Agreement and as compensation for any such services rendered by Advisor, the Company agrees to pay to Advisor (i) an aggregate fee equal to fifty thousand dollars ($50,000) for the months of January and February 2020, plus (ii) commencing March 1, 2020, a monthly fee (the “Monthly Fee”) equal to thirty-three thousand three hundred-thirty dollars and thirty-three cents ($33,333.33), payable in monthly installments in advance, plus (iii) for each twelve (12) month period commencing on January 1 and ending on December 31 (the “Annual Period”), commencing with the Annual Period for 2020, a fee equal to five percent (5%) of Adjusted EBITDA (as defined in the current Financing Agreement, as hereinafter defined) of the Company and its subsidiaries during such Annual Period in excess of four million dollars ($4,000,000) (the “Performance Fee”), plus (iv) a special services fee in cash equal to two percent (2%) of total consideration of any acquisition of a majority of the equity interests of any entity, an equity recapitalization of the Company (other than the recapitalization anticipated to be consummated on or about April 1, 2020 with Capstone Therapeutics Corp.), the acquisition of all or substantially all of the assets of a business, the merger or consolidation of the Company with or into another person or any other transaction Acquisition (as defined in the current Financing Agreement) consummated by Company, the sale of a majority of the equity interests of the Company or the sale of all or substantially all of the assets of the Company. Advisor retains the right to defer any portion of any fee hereunder (and any fee deferred under the Existing Management Agreement, if any) without waiving the right to receive such payment at a future date. All such deferred fees, if any, shall be paid by the Company upon a Change of Control or the earlier termination of this Agreement in accordance with Section 2(a).

(c)  Payments of the Performance Fee shall be made during an Annual Period as follows: (i) quarterly in advance based on the Performance Fee for the prior Annual Period, if any and (ii) as soon as the Performance Fee for an Annual Period is determined (the “Actual Performance Fee”), a payment equal to the amount by which the Actual Performance Fee exceeds the amount of the Performance Fee paid during such Annual Period (the “Paid Performance Fee”). If the Paid Performance Fee exceeds the Actual Performance Fee for any Annual Period (such excess, the “Overpayment”), the amount of the Overpayment shall be offset against the next quarterly installments of the Performance Fee until such Overpayment has been reduced to zero; provided, that if such Overpayment is not reduced to zero within four quarters by such offset, then the Advisor shall repay the remaining portion of the Overpayment to the Company by such date.

(d)  Upon presentation by Advisor to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse Advisor for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Advisor or any partners or affiliates of Advisor or any director, officer, partner, agent or employee of Advisor or any of its partners or affiliates in the performance of services hereunder, on or after the date hereof.

(e)  In the event that a scheduled payment falls on a non-business day, that payment date will be taken to be the first business day (being a day on which the New York Stock Exchange is open for business) after such date.

(f)  As used in this Agreement, “Financing Agreement” shall mean a credit agreement, loan agreement or any other agreement evidencing senior, secured indebtedness for borrowed money of the Company and its subsidiaries having a principal amount in excess of $1,000,000. The Company shall not pay any fees under this Agreement to the extent such payment would violate a Financing Agreement or any agreements related thereto (such related agreements, the “Debt Instruments”). The Company shall notify Advisor if the Company shall be unable to pay any fees pursuant to the Credit Agreement or the Debt Instruments on each date on which the Company would otherwise make a payment of fees under this Agreement to Advisor. Any portion of the fees payable to Advisor under this Agreement which the Company, or any its subsidiaries or affiliates, is prohibited from paying to Advisor under the Debt Instruments, and which amount is not otherwise paid by the Company, shall be deferred, shall accrue and shall be payable at the earliest time permitted under the Debt Instruments or upon the payment in full of all obligations under the Debt Instruments.

Section 5. Indemnification.

The Company (the “Indemnitor”) agrees that it shall indemnify and hold harmless Advisor, the partners and affiliates of Advisor, and any director, officer, partner, agent or employee of Advisor or any of its partners, shareholders, or affiliates (collectively, the “Indemnified Persons”) on demand from and against any and all liabilities, costs, expenses, and disbursements (including reasonable fees and expenses of counsel and other advisors) (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, the Indemnitor shall not be liable for any Claim under this Section 5 arising from the willful misconduct of any Indemnified Person, or any failure of an Indemnified Person to comply with any contractual, fiduciary or other obligation to any other Indemnified Person.

Section 6. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Advisor, to:

Brookstone Partners IAC, Inc.
232 Madison Avenue, Suite 600

New York, NY 10016
Attention: Michael Toporek

if to the Company, to it at:

Totalstone, LLC

c/o Brookstone Partner IAC, Inc.
232 Madison Avenue, Suite 600
New York, New York 1006
Attention: Matthew Lipman

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b)  in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 7. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Advisor, the Company, the Indemnified Persons and any successors to or assigns of Advisor and the Company; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Advisor.

Section 8. Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)  THE PARTIES HERETO WILL PROMPTLY SUBMIT ANY DISPUTE ARISING IN CONNECTION WITH ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE, AND HEREBY AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE IN ANY SUCH SUIT, ACTION, OR PROCEEDING THAT THE SUIT, ACTION, OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION, OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED BY SUCH COURTS.

(c)  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

Section 9. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 10. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 11. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Management Fee Agreement as of the date first above written.

TOTALSTONE, LLC

By:	/s/ Kevin Grotke
Name:	Kevin Grotke
Title:	Duly Authorized Signatory

BROOKSTONE PARTNERS IAC, INC.

By:	/s/ Michael Toporek
Name:	Michael Toporek
Title:	President

Management Fee Agreement